Exhibit 5.1

[Letterhead of Dorsey & Whitney, LLP]

April 22, 2015

Tri-State Generation and Transmission Association, Inc.

1100 W 116th Avenue

Westminster, Colorado 80234

Re:                 Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Tri-State Generation and Transmission Association, Inc., a Colorado cooperative (the “Company”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s offer to exchange (i) up to $250,000,000 aggregate principal amount of its 3.70% First Mortgage Bonds, Series 2014E-1, due 2024, which have been registered under the Securities Act (the “New Series 2014E-1 Bonds”), for up to $250,000,000 aggregate principal amount of its issued and outstanding 3.70% First Mortgage Bonds, Series 2014E-1, due 2024, which have not been registered under the Securities Act (the “Old Series 2014E-1 Bonds”) and (ii) up to $250,000,000 aggregate principal amount of its 4.70% First Mortgage Bonds, Series 2014E-2, due 2044, which have been registered under the Securities Act (the “New Series 2014E-2 Bonds,” and, together with the New Series 2014E-1 Bonds, the “New Bonds”), for up to $250,000,000 aggregate principal amount of its issued and outstanding 4.70% First Mortgage Bonds, Series 2014E-2, due 2044, which have not been registered under the Securities Act (the “Old Series 2014E-2 Bonds,” and, together with the Old Series 2014E-1 Bonds, the “Old Bonds”). The Old Bonds were, and the New Bonds will be, issued under an Indenture, dated as of December 15, 1999 (as amended and supplemented, the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as master trustee (the “Trustee”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the New Bonds, when issued, executed and authenticated by the Trustee in accordance with the terms of the Indenture and delivered in exchange for the Old Bonds, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)                                 Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)                                 Our opinions set forth above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)                                  Our opinions set forth above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)                                 We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)                                  We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the States of Colorado and New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
SK/DPS
/s/ Dorsey & Whitney LLP